Exhibit 6.101

Prepared by, and after recording

return to:

bolder, pllc

504 Old Tavern Circle

Knoxville, TN 37934

Attn: Jake Kraemer

MORTGAGE,

ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT,

AND FIXTURE FILING

(SOUTH CAROLINA)

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT, AND FIXTURE FILING CONSTITUTES A FINANCING STATEMENT FILED AS A FIXTURE FILING UNDER ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE.

MORTGAGE,

ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT,

AND FIXTURE FILING

This MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT, AND FIXTURE FILING (as amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Security Instrument”) is entered into effective as of the 31 day of March, 2022, between WARRENVILLE MHP LLC, a South Carolina limited liability company, whose address for notice is 136 Main Street, Pineville, NC 28134, Attention: Raymond M. Gee, as mortgagor (“Borrower”), and VANDERBILT MORTGAGE AND FINANCE, INC., a Tennessee corporation, whose address for notice is 500 Alcoa Trail, Maryville, Tennessee 37804, as mortgagee (“Lender”).

Recitals

Borrower, in consideration of (i) a loan in the original principal amount of $2,440,000.00 evidenced by that certain Promissory Note dated as of the date of this Security Instrument, executed by Borrower and made payable to the order of Lender (as amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Note”), (ii) that certain Loan Agreement dated as of the date of this Security Instrument, executed by and between Borrower and Lender (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), and to secure to Lender the repayment of the Indebtedness (as defined in this Security Instrument), and all renewals, extensions and modifications thereof, and the performance of the covenants and agreements of Borrower contained in the Loan Documents (as defined in the Loan Agreements) (INCLUDING BORROWER’S COVENANT TO REPAY ALL FUTURE ADVANCES), irrevocably and unconditionally mortgages, grants, assigns, remises, releases, warrants and conveys to and for the benefit of Lender, with power of sale, the Mortgaged Property (as defined in this Security Instrument), including the real property located in the County of Aiken, State of South Carolina, and described in Exhibit A attached to this Security Instrument and incorporated by reference (the “Land”), to have and to hold such Mortgaged Property unto Lender and Lender’s successors and assigns, forever; Borrower hereby releasing, relinquishing and waiving, to the fullest extent allowed by law, all rights and benefits, if any, under and by virtue of the homestead exemption laws of the Property Jurisdiction (as defined in this Security Instrument), if applicable.

Borrower represents and warrants that Borrower is lawfully seized of the Mortgaged Property and has the right, power and authority to mortgage, grant, assign, remise, release, warrant and convey the Mortgaged Property, and that the Mortgaged Property is not encumbered by any Lien (as defined in this Security Instrument) other than Permitted Encumbrances (as defined in this Security Instrument). Borrower covenants that Borrower will warrant and defend the title to the Mortgaged Property against all claims and demands other than Permitted Encumbrances.

NOW, THEREFORE, Borrower and Lender, by its acceptance hereof, each covenants and agrees as follows:

1. Defined Terms.

Capitalized terms used and not specifically defined herein have the meanings given to such terms in the Loan Agreement. All terms used and not specifically defined herein, but which are otherwise defined by the UCC, shall have the meanings assigned to them by the UCC. The following terms, when used in this Security Instrument, shall have the following meanings:

“Accounts” means all money, funds, investment property, accounts, general intangibles, deposit accounts, chattel paper, documents, instruments, judgments, claims, settlements of claims, causes of action, refunds, rebates, reimbursements, reserves, deposits, subsidies, proceeds, products, Rents, and profits, now or hereafter arising, received or receivable, from or on account of the management and operation of the Mortgaged Property.

“Condemnation Action” means any action or proceeding, however characterized or named, relating to any condemnation or other taking, or conveyance in lieu thereof, of all or any part of the Mortgaged Property, whether direct or indirect.

“Enforcement Costs” means all expenses and costs, including reasonable attorneys’ fees and expenses, fees and out-of-pocket expenses incurred by Lender as a result of any Event of Default under the Loan Agreement or in connection with efforts to collect any amount due under the Loan Documents, or to enforce the provisions of the Loan Agreement or any of the other Loan Documents, including those incurred in post-judgment collection efforts and in any bankruptcy or insolvency proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding or Foreclosure Event) or judicial or non-judicial foreclosure proceeding, to the extent permitted by law.

“Environmental Indemnity Agreement” has the meaning set forth in the Loan Agreement.

“Environmental Laws” has the meaning set forth in the Loan Agreement.

“Event of Default” has the meaning set forth in the Loan Agreement.

“Fixtures” means all Goods that are so attached or affixed to the Land or the Improvements as to constitute a fixture under the laws of the Property Jurisdiction.

“Goods” means all of Borrower’s present and hereafter acquired right, title and interest in all goods which are used now or in the future in connection with the ownership, management, or operation of the Land or the Improvements or are located on the Land or in the Improvements, including inventory; furniture; furnishings; machinery, equipment, engines, boilers, incinerators, and installed building materials; systems and equipment for the purpose of supplying or distributing heating, cooling, electricity, gas, water, air, or light; antennas, cable, wiring, and conduits used in connection with radio, television, security, fire prevention, or fire detection, or otherwise used to carry electronic signals; telephone systems and equipment; elevators and related machinery and equipment; fire detection, prevention and extinguishing systems and apparatus; security and access control systems and apparatus; plumbing systems; water heaters, ranges, stoves, microwave ovens, refrigerators, dishwashers, garbage disposers, washers, dryers, and other appliances; light fixtures, awnings, storm windows, and storm doors; pictures, screens, blinds, shades, curtains, and curtain rods; mirrors, cabinets, paneling, rugs, and floor and wall coverings; fences, trees, and plants; swimming pools; exercise equipment; supplies; tools; books and records (whether in written or electronic form); websites, URLs, blogs, and social network pages; computer equipment (hardware and software); and other tangible personal property which is used now or in the future in connection with the ownership, management, or operation of the Land or the Improvements or are located on the Land or in the Improvements.

“Imposition Deposits” means deposits in an amount sufficient to accumulate with Lender the entire sum required to pay the Impositions when due.

“Impositions” means

(a) any water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property;

(b) the premiums for fire and other casualty insurance, liability insurance, rent loss insurance and such other insurance as Lender may require under the Loan Agreement;

(c) Taxes; and

(d) amounts for other charges and expenses assessed against the Mortgaged Property which Lender at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Lender’s interests, all as reasonably determined from time to time by Lender.

“Improvements” means the buildings, structures, improvements, and alterations now constructed or at any time in the future constructed or placed upon the Land, including any future replacements, facilities, and additions and other construction on the Land.

“Indebtedness” means the principal of, interest on, and all other amounts due at any time under the Note, the Loan Agreement, this Security Instrument, any subordination, assignment and security agreement affecting the Mortgaged Property, or any other Loan Document, including Prepayment Premiums, late charges, interest charged at the Default Rate, and accrued interest as provided in the Loan Agreement and this Security Instrument, advances, costs and expenses to perform the obligations of Borrower or Property Operator or to protect the Mortgaged Property or the security of this Security Instrument, all other monetary obligations of Borrower or Property Operator under the Loan Documents, including amounts due as a result of any indemnification obligations, and any Enforcement Costs.

“Land” means the real property described in Exhibit A.

“Leases” means all present and future leases, subleases, licenses, concessions or grants or other possessory interests now or hereafter in force, whether oral or written, covering or affecting the Mortgaged Property, or any portion of the Mortgaged Property, and all modifications, extensions or renewals thereof.

“Lien” means any claim or charge against property for payment of a debt or an amount owed for services rendered, including any mortgage, deed of trust, deed to secure debt, security interest, tax lien, any materialman’s or mechanic’s lien, or any lien of a Governmental Authority, including any lien in connection with the payment of utilities, or any other encumbrance.

“Mortgaged Property” means all of Borrower’s present and hereafter acquired right, title and interest, if any, in and to all of the following:

(a) the Land;

(b) the Improvements;

(c) the Personalty;

(d) current and future rights, including air rights, development rights, zoning rights and other similar rights or interests, easements, tenements, rights-of-way, strips and gores of land, streets, alleys, roads, sewer rights, waters, watercourses, and appurtenances related to or benefitting the Land or the Improvements, or both, and all rights-of-way, streets, alleys and roads which may have been or may in the future be vacated;

(e) insurance policies relating to the Mortgaged Property (and any unearned premiums) and all proceeds paid or to be paid by any insurer of the Land, the Improvements, the Personalty, or any other part of the Mortgaged Property, whether or not Borrower obtained the insurance pursuant to Lender’s requirements;

(f) awards, payments and other compensation made or to be made by any municipal, state or federal authority with respect to the Land, the Improvements, the Personalty, or any other part of the Mortgaged Property, including any awards or settlements resulting from (1) Condemnation Actions, (2) any damage to the Mortgaged Property caused by governmental action that does not result in a Condemnation Action, or (3) the total or partial taking of the Land, the Improvements, the Personalty, or any other part of the Mortgaged Property under the power of eminent domain or otherwise and including any conveyance in lieu thereof;

(g) contracts, options and other agreements for the sale of the Land, the Improvements, the Personalty, or any other part of the Mortgaged Property entered into by Borrower now or in the future, including cash or securities deposited to secure performance by parties of their obligations;

(h) all Leases and Rents;

(i) earnings, royalties, accounts receivable, issues and profits from the Land, the Improvements or any other part of the Mortgaged Property, and all undisbursed proceeds of the Loan;

(j) Imposition Deposits, if required by Lender;

(k) refunds or rebates of Impositions by any municipal, state or federal authority or insurance company (other than refunds applicable to periods before the real property tax year in which this Security Instrument is dated);

(l) tenant security deposits, entrance fees, application fees, processing fees, community fees and any other amounts or fees paid by any tenant upon execution of a Lease;

(m) names under or by which any of the above Mortgaged Property may be operated or known, and all trademarks, trade names, and goodwill relating to any of the Mortgaged Property;

(n) products, and all cash and non-cash proceeds from the conversion, voluntary or involuntary, of any of the above into cash or liquidated claims, and the right to collect such proceeds;

(o) all of Borrower’s right, title and interest in the oil, gas, minerals, mineral interests, royalties, overriding royalties, production payments, net profit interests and other interests and estates in, under and on the Mortgaged Property and other oil, gas and mineral interests with which any of the foregoing interests or estates are pooled or unitized; and

(p) all of Borrower’s Accounts and contracts.

“Permitted Encumbrance” means only the easements, restrictions and other matters listed in a schedule of exceptions to coverage in the Title Policy and Taxes for the current tax year that are not yet due and payable.

“Personalty” means all of Borrower’s present and hereafter acquired right, title and interest in all Goods, accounts, choses of action, chattel paper, documents, general intangibles, payment intangibles, instruments, investment property, letter of credit rights, supporting obligations, computer information, source codes, object codes, records and data, all telephone numbers or listings, claims (including claims for indemnity or breach of warranty), deposit accounts and other property or assets of any kind or nature related to the Land or the Improvements now or in the future, including operating agreements, surveys, plans and specifications and contracts for architectural, engineering and construction services relating to the Land or the Improvements, and all other intangible property and rights relating to the operation of, or used in connection with, the Land or the Improvements, including all governmental permits relating to any activities on the Land.

“Prepayment Premium” has the meaning set forth in the Loan Agreement.

“Property Jurisdiction” means the jurisdiction in which the Land is located.

“Property Operator” means individually and collectively, any Person (a) responsible for the occupancy, use, operation, management, maintenance and administration of the Mortgaged Property pursuant to an operating lease or sublease, and/or (b) responsible for the operation or management of the Mortgaged Property pursuant to a management agreement.

“Rents” means all rents (whether from residential or non-residential space), revenues and other income from the Land or the Improvements, whether now due, past due, or to become due, and tenant security deposits.

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including assessments, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, may become a lien, on the Land or the Improvements or any taxes upon any Loan Document.

“Title Policy” means that policy of title insurance as required in the Loan Agreement.

“UCC” means the Uniform Commercial Code in effect in the Property Jurisdiction, as amended from time to time.

“UCC Collateral” means any or all of that portion of the Mortgaged Property in which a security interest may be granted under the UCC and in which Borrower has any present or hereafter acquired right, title or interest.

2. Grant.

(a) To secure to Lender the repayment of the Indebtedness, and all renewals, extensions and modifications of the Indebtedness, and the performance of the covenants and agreements of Borrower contained in the Loan Agreement and this Security Instrument, Borrower does hereby grant, bargain, sell, alien, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, deliver, set over, warrant and confirm unto Lender, its successors and assigns forever all right, title and interest of Borrower in the Mortgaged Property, including the Land located in Aiken County, State of South Carolina, and described in Exhibit A attached to this Security Instrument and incorporated by reference.

(b) TO HAVE AND TO HOLD the Mortgaged Property and all parts thereof unto Lender, its successors and assigns, to its own proper use and benefit forever, subject, however, to the terms and conditions in this Instrument.

(c) Provided, however, that if Borrower will promptly pay or cause to be paid to Lender the principal and interest payable under the Note, at the times and in the manner stipulated therein, herein, and in all other instruments securing the Note, all without any deduction or credit for taxes or other similar charges paid by Borrower, and will keep, perform and observe all the covenants and promises in the Note, and any renewal, extension or modification thereof, and in this Security Instrument and in all other instruments securing the Note, to be kept, performed or observed by Borrower, then this Security Instrument, and all the properties, interest and rights hereby granted, conveyed and assigned will cease and be void, but will otherwise remain in full force and effect.

(d) Borrower represents and warrants that Borrower is lawfully seized of the Mortgaged Property and has the right, power and authority to grant, convey and assign the Mortgaged Property, and that the Mortgaged Property is unencumbered except for the Permitted Encumbrances. Borrower covenants that Borrower will warrant and defend generally the title to the Mortgaged Property against all claims and demands, subject to the Permitted Encumbrances.

3. Security Agreement; Fixture Filing.

(a) To secure to Lender, the repayment of the Indebtedness, and all renewals, extensions and modifications thereof, and the performance of the covenants and agreements of Borrower contained in the Loan Agreement and this Security Instrument, Borrower hereby pledges, assigns, and grants to Lender a continuing security interest in the UCC Collateral. This Security Instrument constitutes a security agreement and a financing statement under the UCC. This Security Instrument also constitutes a financing statement pursuant to the terms of the UCC with respect to any part of the Mortgaged Property that is or may become a Fixture under applicable law, and will be recorded as a “fixture filing” in accordance with the UCC. Borrower hereby authorizes Lender to file financing statements, continuation statements and financing statement amendments in such form as Lender may require to perfect or continue the perfection of this security interest without the signature of Borrower. If an Event of Default has occurred and is continuing, Lender shall have the remedies of a secured party under the UCC or otherwise provided at law or in equity, in addition to all remedies provided by this Security Instrument and in any Loan Document. Lender may exercise any or all of its remedies against the UCC Collateral separately or together, and in any order, without in any way affecting the availability or validity of Lender’s other remedies. For purposes of the UCC, the debtor is Borrower and the secured party is Lender. The name and address of the debtor and secured party are set forth above which are the addresses from which information on the security interest may be obtained.

(b) Borrower represents and warrants that: (1) Borrower maintains its chief executive office at the location set forth above, and Borrower will notify Lender in writing of any change in its chief executive office within five (5) days of such change; (2) Borrower is the record owner of the Mortgaged Property; (3) Borrower’s state of incorporation, organization, or formation, if applicable, is as set forth on Page 1 of this Security Instrument; (4) Borrower’s exact legal name is as set forth on Page 1 of this Security Instrument; (5) Borrower’s organizational identification number, if applicable, is as set forth after Borrower’s signature below; (6) Borrower is the owner of the UCC Collateral subject to no liens, charges or encumbrances other than the lien hereof; (7) except as expressly provided in the Loan Agreement, the UCC Collateral will not be removed from the Mortgaged Property without the consent of Lender; and (8) no financing statement covering any of the UCC Collateral or any proceeds thereof is on file in any public office except pursuant hereto.

(c) All property of every kind acquired by Borrower after the date of this Security Instrument which by the terms of this Security Instrument shall be subject to the lien and the security interest created hereby, shall immediately upon the acquisition thereof by Borrower and without further conveyance or assignment become subject to the lien and security interest created by this Security Instrument. Nevertheless, Borrower shall execute, acknowledge, deliver and record or file, as appropriate, all and every such further deeds of trust, mortgages, deeds to secure debt, security agreements, financing statements, assignments and assurances as Lender shall require for accomplishing the purposes of this Security Instrument and to comply with the rerecording requirements of the UCC.

4. Assignment of Leases and Rents; Appointment of Receiver; Lender in Possession.

(a) As part of the consideration for the Indebtedness, Borrower absolutely and unconditionally assigns and transfers to Lender all Leases and Rents. It is the intention of Borrower to establish present, absolute and irrevocable transfers and assignments to Lender of all Leases and Rents and to authorize and empower Lender to collect and receive all Rents without the necessity of further action on the part of Borrower. Borrower and Lender intend the assignments of Leases and Rents to be effective immediately and to constitute absolute present assignments, and not assignments for additional security only. Only for purposes of giving effect to these absolute assignments of Leases and Rents, and for no other purpose, the Leases and Rents shall not be deemed to be a part of the Mortgaged Property. However, if these present, absolute and unconditional assignments of Leases and Rents are not enforceable by their terms under the laws of the Property Jurisdiction, then each of the Leases and Rents shall be included as part of the Mortgaged Property, and it is the intention of Borrower, in such circumstance, that this Security Instrument create and perfect a lien on each of the Leases and Rents in favor of Lender, which liens shall be effective as of the date of this Security Instrument.

(b) Until an Event of Default has occurred and is continuing, but subject to the limitations set forth in the Loan Documents, Borrower shall have a revocable license to exercise all rights, power and authority granted to Borrower under the Leases (including the right, power and authority to modify the terms of any Lease, extend or terminate any Lease, or enter into new Leases, subject to the limitations set forth in the Loan Documents), and to collect and receive all Rents, to hold all Rents in trust for the benefit of Lender, and to apply all Rents to pay the Note and the other amounts then due and payable under the other Loan Documents, including Imposition Deposits, and to pay the current costs and expenses of managing, operating and maintaining the Mortgaged Property, including utilities and Impositions (to the extent not included in Imposition Deposits), tenant improvements and other capital expenditures. So long as no Event of Default has occurred and is continuing (and no event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default has occurred and is continuing), the Rents remaining after application pursuant to the preceding sentence may be retained and distributed by Borrower free and clear of, and released from, Lender’s rights with respect to Rents under this Security Instrument.

(c) If an Event of Default has occurred and is continuing, without the necessity of Lender entering upon and taking and maintaining control of the Mortgaged Property directly, by a receiver, or by any other manner or proceeding permitted by the laws of the Property Jurisdiction, the revocable license granted to Borrower pursuant to Section 4(b) shall automatically terminate, and Lender shall immediately have all rights, powers and authority granted to Borrower under any Lease (including the right, power and authority to modify the terms of any such Lease, or extend or terminate any such Lease) and, without notice, Lender shall be entitled to all Rents as they become due and payable, including Rents then due and unpaid. During the continuance of an Event of Default, Borrower authorizes Lender to collect, sue for and compromise Rents and directs each tenant of the Mortgaged Property to pay all Rents to, or as directed by, Lender, and Borrower shall, upon Borrower’s receipt of any Rents from any sources, pay the total amount of such receipts to Lender. Although the foregoing rights of Lender are self-effecting, at any time during the continuance of an Event of Default, Lender may make demand for all Rents, and Lender may give, and Borrower hereby irrevocably authorizes Lender to give, notice to all tenants of the Mortgaged Property instructing them to pay all Rents to Lender. No tenant shall be obligated to inquire further as to the occurrence or continuance of an Event of Default, and no tenant shall be obligated to pay to Borrower any amounts that are actually paid to Lender in response to such a notice. Any such notice by Lender shall be delivered to each tenant personally, by mail or by delivering such demand to each rental unit.

(d) If an Event of Default has occurred and is continuing, Lender may, regardless of the adequacy of Lender’s security or the solvency of Borrower, and even in the absence of waste, enter upon, take and maintain full control of the Mortgaged Property, and may exclude Borrower and its agents and employees therefrom, in order to perform all acts that Lender, in its discretion, determines to be necessary or desirable for the operation and maintenance of the Mortgaged Property, including the execution, cancellation or modification of Leases, the collection of all Rents (including through use of a lockbox, at Lender’s election), the making of repairs to the Mortgaged Property and the execution or termination of contracts providing for the management, operation or maintenance of the Mortgaged Property, for the purposes of enforcing this assignment of Rents, protecting the Mortgaged Property or the security of this Security Instrument and the Note, or for such other purposes as Lender in its discretion may deem necessary or desirable.

(e) Notwithstanding any other right provided Lender under this Security Instrument or any other Loan Document, if an Event of Default has occurred and is continuing, and regardless of the adequacy of Lender’s security or Borrower’s solvency, and without the necessity of giving prior notice (oral or written) to Borrower, Lender may apply to any court having jurisdiction for the appointment of a receiver for the Mortgaged Property to take any or all of the actions set forth in Section 4. If Lender elects to seek the appointment of a receiver for the Mortgaged Property at any time after an Event of Default has occurred and is continuing, Borrower, by its execution of this Security Instrument, expressly consents to the appointment of such receiver, including the appointment of a receiver ex parte, if permitted by applicable law. Borrower consents to shortened time consideration of a motion to appoint a receiver. Lender or the receiver, as applicable, shall be entitled to receive a reasonable fee for managing the Mortgaged Property and such fee shall become an additional part of the Indebtedness. Immediately upon appointment of a receiver or Lender’s entry upon and taking possession and control of the Mortgaged Property, possession of the Mortgaged Property and all documents, records (including records on electronic or magnetic media), accounts, surveys, plans, and specifications relating to the Mortgaged Property, and all security deposits and prepaid Rents, shall be surrendered to Lender or the receiver, as applicable. If Lender or receiver takes possession and control of the Mortgaged Property, Lender or receiver may exclude Borrower and its representatives from the Mortgaged Property.

(f) The acceptance by Lender of the assignments of the Leases and Rents pursuant to this Section 4 shall not at any time or in any event obligate Lender to take any action under any Loan Document or to expend any money or to incur any expense. Lender shall not be liable in any way for any injury or damage to person or property sustained by any Person in, on or about the Mortgaged Property. Prior to Lender’s actual entry upon and taking possession and control of the Land and Improvements, Lender shall not be:

(1) obligated to perform any of the terms, covenants and conditions contained in any Lease (or otherwise have any obligation with respect to any Lease);

(2) obligated to appear in or defend any action or proceeding relating to any Lease or the Mortgaged Property; or

(3) responsible for the operation, control, care, management or repair of the Mortgaged Property or any portion of the Mortgaged Property.

The execution of this Security Instrument shall constitute conclusive evidence that all responsibility for the operation, control, care, management and repair of the Mortgaged Property is and shall be that of Borrower, prior to such actual entry and taking possession and control by Lender of the Land and Improvements.

(g) Lender shall be liable to account only to Borrower and only for Rents actually received by Lender. Lender shall not be liable to Borrower, anyone claiming under or through Borrower or anyone having an interest in the Mortgaged Property by reason of any act or omission of Lender under this Section 4, and Borrower hereby releases and discharges Lender from any such liability to the fullest extent permitted by law, provided that Lender shall not be released from liability that occurs as a result of Lender’s gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final, non-appealable court order. If the Rents are not sufficient to meet the costs of taking control of and managing the Mortgaged Property and collecting the Rents, any funds expended by Lender for such purposes shall be added to, and become a part of, the principal balance of the Indebtedness, be immediately due and payable, and bear interest at any default rate from the date of disbursement until fully paid. Any entering upon and taking control of the Mortgaged Property by Lender or the receiver, and any application of Rents as provided in this Security Instrument, shall not cure or waive any Event of Default or invalidate any other right or remedy of Lender under applicable law or provided for in this Security Instrument or any Loan Document.

5. Protection of Lender’s Security.

If Borrower fails to perform any of its obligations under the Note, this Security Instrument or the Loan Agreement, or any action or proceeding is commenced that purports to affect the Mortgaged Property, Lender’s security, rights or interests under this Security Instrument or the Loan Agreement (including eminent domain, insolvency, code enforcement, civil or criminal forfeiture, enforcement of Environmental Laws, fraudulent conveyance or reorganizations or proceedings involving a debtor or decedent), Lender may, at its option, make such appearances, disburse or pay such sums and take such actions, whether before or after an Event of Default or whether directly or to any receiver for the Mortgaged Property, as Lender reasonably deems necessary to perform such obligations of Borrower and to protect the Mortgaged Property or Lender’s security, rights or interests in the Mortgaged Property or the Note, including:

(a) paying fees and out-of-pocket expenses of attorneys, accountants, inspectors and consultants;

(b) entering upon the Mortgaged Property to make repairs or secure the Mortgaged Property;

(c) obtaining (or force-placing) the insurance required by the Loan Documents; and

(d) paying any amounts required under any of the Loan Documents related to the Note that Borrower has failed to pay.

Any amounts so disbursed or paid by Lender shall be added to, and become part of, the principal balance of the Indebtedness, be immediately due and payable and bear interest at any default rate from the date of disbursement until fully paid. The provisions of this Section 5 shall not be deemed to obligate or require Lender to incur any expense or take any action.

6. Default; Acceleration; Remedies.

(a) If an Event of Default has occurred and is continuing, Lender, at its option, may declare the Indebtedness to be immediately due and payable without further demand, and may either with or without entry or taking possession as herein provided or otherwise, proceed by suit or suits at law or in equity or any other appropriate proceeding or remedy (1) to enforce payment of the Note; (2) to foreclose this Security Instrument judicially; (3) to enforce or exercise any right under any Loan Document; and (4) to pursue any one (1) or more other remedies provided in this Security Instrument or in any other Loan Document or otherwise afforded by applicable law. Each right and remedy provided in this Security Instrument or any other Loan Document is distinct from all other rights or remedies under this Security Instrument or any other Loan Document or otherwise afforded by applicable law, and each shall be cumulative and may be exercised concurrently, independently, or successively, in any order. Borrower has the right to bring an action to assert the nonexistence of an Event of Default or any other defense of Borrower to acceleration and sale.

(b) In connection with any sale made under or by virtue of this Security Instrument, the whole of the Mortgaged Property may be sold in one (1) parcel as an entirety or in separate lots or parcels at the same or different times, all as Lender may determine in its sole discretion. Lender shall have the right to become the purchaser at any such sale. In the event of any such sale, the outstanding principal amount of the Note and the other Indebtedness, if not previously due, shall be and become immediately due and payable without demand or notice of any kind. If the Mortgaged Property is sold for an amount less than the amount outstanding under the Indebtedness, the deficiency shall be determined by the purchase price at the sale or sales. To the extent not prohibited by applicable law, Borrower waives all rights, claims, and defenses with respect to Lender’s ability to obtain a deficiency judgment.

(c) Borrower acknowledges and agrees that the proceeds of any sale shall be applied as determined by Lender unless otherwise required by applicable law.

(d) In connection with the exercise of Lender’s rights and remedies under this Security Instrument and any other Loan Document, there shall be allowed and included as Indebtedness: (1) all expenditures and expenses authorized by applicable law and all other expenditures and expenses which may be paid or incurred by or on behalf of Lender for reasonable legal fees, appraisal fees, outlays for documentary and expert evidence, stenographic charges and publication costs; (2) all expenses of any environmental site assessments, environmental audits, environmental remediation costs, appraisals, surveys, engineering studies, wetlands delineations, flood plain studies, and any other similar testing or investigation deemed necessary or advisable by Lender incurred in preparation for, contemplation of or in connection with the exercise of Lender’s rights and remedies under the Loan Documents; and (3) costs (which may be reasonably estimated as to items to be expended in connection with the exercise of Lender’s rights and remedies under the Loan Documents) of procuring all abstracts of title, title searches and examinations, title insurance policies, and similar data and assurance with respect to title as Lender may deem reasonably necessary either to prosecute any suit or to evidence the true conditions of the title to or the value of the Mortgaged Property to bidders at any sale which may be held in connection with the exercise of Lender’s rights and remedies under the Loan Documents. All expenditures and expenses of the nature mentioned in this Section 6, and such other expenses and fees as may be incurred in the protection of the Mortgaged Property and rents and income therefrom and the maintenance of the lien of this Security Instrument, including the fees of any attorney employed by Lender in any litigation or proceedings affecting this Security Instrument, the Note, the other Loan Documents, or the Mortgaged Property, including bankruptcy proceedings, any Foreclosure Event, or in preparation of the commencement or defense of any proceedings or threatened suit or proceeding, or otherwise in dealing specifically therewith, shall be so much additional Indebtedness and shall be immediately due and payable by Borrower, with interest thereon at any default rate until paid.

(e) Any action taken by Lender pursuant to the provisions of this Section 6 shall comply with the laws of the Property Jurisdiction. Such applicable laws shall take precedence over the provisions of this Section 6, but shall not invalidate or render unenforceable any other provision of any Loan Document that can be construed in a manner consistent with any applicable law. If any provision of this Security Instrument shall grant to Lender (including Lender acting as a mortgagee-in-possession), or a receiver appointed pursuant to the provisions of this Security Instrument any powers, rights or remedies prior to, upon, during the continuance of or following an Event of Default that are more limited than the powers, rights, or remedies that would otherwise be vested in such party under any applicable law in the absence of said provision, such party shall be vested with the powers, rights, and remedies granted in such applicable law to the full extent permitted by law.

7. Waiver of Statute of Limitations and Marshaling.

Borrower hereby waives the right to assert any statute of limitations as a bar to the enforcement of the lien of this Security Instrument or to any action brought to enforce any Loan Document. Notwithstanding the existence of any other security interests in the Mortgaged Property held by Lender or by any other party, Lender shall have the right to determine the order in which any or all of the Mortgaged Property shall be subjected to the remedies provided in this Security Instrument and/or any other Loan Document or by applicable law. Lender shall have the right to determine the order in which any or all portions of the Indebtedness are satisfied from the proceeds realized upon the exercise of such remedies. Borrower, for itself and all who may claim by, through or under it, and any party who now or in the future acquires a security interest in the Mortgaged Property and who has actual or constructive notice of this Security Instrument, waives any and all right to require the marshaling of assets or to require that any of the Mortgaged Property be sold in the inverse order of alienation or that any of the Mortgaged Property be sold in parcels (at the same time or different times) in connection with the exercise of any of the remedies provided in this Security Instrument or any other Loan Document, or afforded by applicable law.

8. Waiver of Redemption; Rights of Tenants.

(a) Borrower hereby covenants and agrees that it will not at any time apply for, insist upon, plead, avail itself, or in any manner claim or take any advantage of, any appraisement, stay, exemption or extension law or any so-called “Moratorium Law” now or at any time hereafter enacted or in force in order to prevent or hinder the enforcement or foreclosure of this Security Instrument. Without limiting the foregoing:

(1) Borrower, for itself and all Persons who may claim by, through or under Borrower, hereby expressly waives any so-called “Moratorium Law” and any and all rights of reinstatement and redemption, if any, under any order or decree of foreclosure of this Security Instrument, it being the intent hereof that any and all such “Moratorium Laws”, and all rights of reinstatement and redemption of Borrower and of all other Persons claiming by, through or under Borrower are and shall be deemed to be hereby waived to the fullest extent permitted by the laws of the Property Jurisdiction; and

(2) Borrower shall not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any right, power or remedy herein or otherwise granted or delegated to Lender but will suffer and permit the execution of every such right, power and remedy as though no such law or laws had been made or enacted.

(b) Lender shall have the right to foreclose subject to the rights of any tenant or tenants of the Mortgaged Property having an interest in the Mortgaged Property prior to that of Lender. The failure to join any such tenant or tenants of the Mortgaged Property as party defendant or defendants in any such civil action or the failure of any decree of foreclosure and sale to foreclose their rights shall not be asserted by Borrower as a defense in any civil action instituted to collect the Indebtedness, or any part thereof or any deficiency remaining unpaid after foreclosure and sale of the Mortgaged Property, any statute or rule of law at any time existing to the contrary notwithstanding.

9. Notice.

(a) All notices under this Security Instrument shall be:

(1) in writing, and shall be (A) delivered, in person, (B) mailed, postage prepaid, either by registered or certified delivery, return receipt requested, or (C) sent by overnight express courier;

(2) addressed to the intended recipient at its respective address set forth above; and

(3) deemed given on the earlier to occur of:

(A) the date when the notice is received by the addressee; or

(B) if the recipient refuses or rejects delivery, the date on which the notice is so refused or rejected, as conclusively established by the records of the United States Postal Service or such express courier service.

(b) Any party to this Security Instrument may change the address to which notices intended for it are to be directed by means of notice given to the other party in accordance with this Section 9.

(c) Any required notice under this Security Instrument which does not specify how notices are to be given shall be given in accordance with this Section 9.

10. Mortgagee-in-Possession.

Borrower acknowledges and agrees that the exercise by Lender of any of the rights conferred in this Security Instrument shall not be construed to make Lender a mortgagee-in-possession of the Mortgaged Property so long as Lender has not itself entered into actual possession of the Land and Improvements.

11. Release.

Upon payment of the Indebtedness, this Security Instrument shall become null and void, and Lender shall release this Security Instrument. Borrower shall pay Lender’s reasonable costs incurred in releasing this Security Instrument, not to exceed the amount permitted by South Carolina law.

12. South Carolina State Specific Provisions.

The provisions of Schedule I attached hereto are incorporated herein by reference as if fully set forth in the body of this Security Instrument.

13. Governing Law; Consent to Jurisdiction and Venue.

This Security Instrument shall be governed by the laws of the Property Jurisdiction without giving effect to any choice of law provisions thereof that would result in the application of the laws of another jurisdiction. Borrower agrees that any controversy arising under or in relation to this Security Instrument shall be litigated exclusively in the Property Jurisdiction. The state and federal courts and authorities with jurisdiction in the Property Jurisdiction shall have exclusive jurisdiction over all controversies that arise under or in relation to any security for the Indebtedness. Borrower irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.

14. Miscellaneous Provisions.

(a) This Security Instrument shall bind, and the rights granted by this Security Instrument shall benefit, the successors and assigns of Lender. This Security Instrument shall bind, and the obligations granted by this Security Instrument shall inure to, any permitted successors and assigns of Borrower under the Loan Agreement. If more than one (1) person or entity signs this Security Instrument as Borrower, the obligations of such persons and entities shall be joint and several. The relationship between Lender and Borrower shall be solely that of creditor and debtor, respectively, and nothing contained in this Security Instrument shall create any other relationship between Lender and Borrower. No creditor of any party to this Security Instrument and no other person shall be a third party beneficiary of this Security Instrument or any other Loan Document.

(b) The invalidity or unenforceability of any provision of this Security Instrument or any other Loan Document shall not affect the validity or enforceability of any other provision of this Security Instrument or of any other Loan Document, all of which shall remain in full force and effect. This Security Instrument contains the complete and entire agreement among the parties as to the matters covered, rights granted and the obligations assumed in this Security Instrument. This Security Instrument may not be amended or modified except by written agreement signed by the parties hereto.

(c) The following rules of construction shall apply to this Security Instrument:

(1) The captions and headings of the sections of this Security Instrument are for convenience only and shall be disregarded in construing this Security Instrument.

(2) Any reference in this Security Instrument to an “Exhibit” or “Schedule” or a “Section” or an “Article” shall, unless otherwise explicitly provided, be construed as referring, respectively, to an exhibit or schedule attached to this Security Instrument or to a Section or Article of this Security Instrument.

(3) Any reference in this Security Instrument to a statute or regulation shall be construed as referring to that statute or regulation as amended from time to time.

(4) Use of the singular in this Security Instrument includes the plural and use of the plural includes the singular.

(5) As used in this Security Instrument, the term “including” means “including, but not limited to” or “including, without limitation,” and is for example only, and not a limitation.

(6) Whenever Borrower’s knowledge is implicated in this Security Instrument or the phrase “to Borrower’s knowledge” or a similar phrase is used in this Security Instrument, Borrower’s knowledge or such phrase(s) shall be interpreted to mean to the best of Borrower’s knowledge after reasonable and diligent inquiry and investigation.

(7) Unless otherwise provided in this Security Instrument, if Lender’s approval, designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such approval, designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.

(8) All references in this Security Instrument to a separate instrument or agreement shall include such instrument or agreement as the same may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

(9) “Lender may” shall mean at Lender’s discretion, but shall not be an obligation.

15. Time is of the Essence.

Borrower agrees that, with respect to each and every obligation and covenant contained in this Security Instrument and the other Loan Documents, time is of the essence.

16. WAIVER OF TRIAL BY JURY.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER AND LENDER (BY ITS ACCEPTANCE HEREOF) (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS SECURITY INSTRUMENT OR THE RELATIONSHIP BETWEEN THE PARTIES AS BORROWER AND LENDER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH OF BORROWER AND LENDER, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty days after the sale of the mortgaged property apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE MORTGAGED PROPERTY.

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THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE MORTGAGED PROPERTY.

IN WITNESS WHEREOF, Borrower has signed and delivered this Security Instrument under seal (where applicable) or has caused this Security Instrument to be signed and delivered by its duly authorized representative under seal (where applicable).

BORROWER:

WARRENVILLE MHP LLC

By:	Manufactured Housing Properties Inc., a Nevada corporation, its Sole Member

	By:	/s/ Michael Z. Anise
Michael Z. Anise, President

/s/ Adam Martin

Witness #1 Name:	Adam Martin
Date: March 21, 2022

/s/ Chelsea Gee

Witness #2 Name:	Chelsea Gee
Date: March 21, 2022

STATE OF	NC	)

COUNTY OF	Mecklenburg	)

Before me, the undersigned, a Notary Public of said County and State, personally appeared Michael Z. Anise, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the President of Manufactured Housing Properties Inc., a Nevada corporation, which is the Sole Member of WARRENVILLE MHP LLC, a South Carolina limited liability company, the within named Borrower, and that he in such capacity, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the Borrower in such capacity.

Witness my hand and seal, this 21 day of March, 2022.

/s/ Janalyn Bailey
Notary Public
My Commission Expires:	03/25/24

SCHEDULE I

SOUTH CAROLINA STATE SPECIFIC PROVISIONS

(a) Notwithstanding any provision herein to the contrary, the maximum of all indebtedness outstanding at any one time secured hereby shall not exceed two hundred percent (200%) of the original principal amount of the Note, plus interest thereon, all charges and expenses of collection incurred by Lender (including, without limitation, court costs and reasonable attorneys’ fees), all sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums, and any other costs incurred to protect the security encumbered hereby or the lien of this Security Instrument and expenses incurred by Lender by reason of any default by Borrower under the terms of this Security Instrument, or by Borrower under the terms of the Note, Loan Agreement and the other Loan Documents.

(b) Borrower hereby acknowledges that this Security Instrument and all of the other Loan Documents were reviewed, and the Note closed, under the supervision of a licensed South Carolina Attorney.

(c) The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty (30) days after the sale of the mortgaged property apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE MORTGAGED PROPERTY.

SCHEDULE II

CERTIFICATE OF COMPLIANCE AND WARRANTY REPRESENTATION OF

SOUTH CAROLINA LICENSED ATTORNEY and VERIFICATION BY MORTGAGOR(S)

Borrower: Warrenville MHP LLC, a South Carolina limited liability company

Property Description: (i) the Henson Manor Mobile Home Park, 234 Farrell Street, Warrenville, South Carolina 29851 and (ii) the Piney Heights Mobile Home Park, 433 Piney Heights Road, Warrenville, South Carolina 29851

Date of Note and Mortgage: March ______, 2021

I, ____J Austin Baker_____________________, a South Carolina licensed attorney, South Carolina Bar Number _101999_____do hereby certify, warrant and affirm as follows:

The above referenced loan has been closed in full compliance with all current applicable statutory and case law for the State of South Carolina regarding the Unauthorized Practice of Law (“UPL”) and specifically real estate mortgage loan closings in South Carolina. Furthermore, and to delineate the requirements set forth under State v. Buyers Service Co., Inc., 292 S.C. 426, 357 S.E. 2d 15 (1987) and all subsequent related case law and in particular BAC Home Loan Servicing, L.P. v. Kinder, 398 S.C. 619, 731 S.E. 2d 547 (2012), I hereby confirm, represent and warrant to the Lender, title insurance company and any other related parties that the UPL requirements have been met and that listed legal services have been performed or supervised by me. It is understood that these requirements are not set forth by way of limitation, but rather to confirm as to them specifically, as well as to confirm, represent and warrant that Lender, its assignees, or title insurance companies may rely on them as well as any other lending requirements to ensure that the Note, Mortgage, and any guaranty agreements associated therewith, along with all other loan documents, are fully enforceable and will not be prejudiced in any way by the failure to comply with South Carolina’s statutory, judicial, and regulatory requirements. These requirements include but are not limited to all of the following actions or services:

1.	All legal instruments relating to this real estate transaction have been prepared and/or reviewed by a South Carolina licensed attorney;

2.	The title abstract or search, along with any title commitment, has been reviewed and supervised by a South Carolina licensed attorney;

3.	The real estate closing itself has been supervised by a South Carolina licensed attorney, and a South Carolina licensed attorney was available at all times to explain to the borrowers the terms and provisions of the Note and Mortgage and all other legal documents associated with this transaction; and

4.	The recording of documents has been or will be supervised by a South Carolina licensed attorney.

I hereby certify, represent and warrant the foregoing compliances this 31st day of March, 2021.

____J. Austin Baker_______________________ SC Bar Number___101999____________

I, authorized by the Mortgagor for this loan, attest and verify to the Lender that the above listed loan closing services were performed by and/or supervised by the above named South Carolina licensed attorney. I further understand and agree that Lender, Title Company and their successors and assigns shall be entitled to rely fully and completely on this attestation and verification in the funding of this mortgage loan transaction:

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WARRENVILLE MHP LLC

By:	Manufactured Housing Properties Inc., a Nevada corporation, its Sole Member

	By:	/s/ Michael Z. Anise
Michael Z. Anise, President

EXHIBIT A

DESCRIPTION OF THE LAND

ALL that certain lot or parcel of land situate, lying, and being in Aiken County, South Carolina, and more particularly described as follows:

TRACT I:

All that certain piece, parcel or tract of land, with any improvements thereon, situate, lying and being in the County of Aiken, State of South Carolina, containing 9.35 acres, more or less, being shown and designated on a plat prepared for L. Eugene Wheeler by George S. Todd, RLS, dated June 15, 1987and recorded in Plat Book 19, at page 112-2, records in the Office of the RMC for Aiken County, South Carolina. Reference being made to said plat which is made a part and parcel hereof for a more complete and accurate description as to the metes, bounds and location of said property.

TRACT II:

Parcel One:

All those certain pieces, parcels or lots of land, with any improvements thereon, situate, lying and being in the County of Aiken, State of South Carolina, being shown and designated as Lots 3, 4, 5, 6, 7, 8, 12, and 21 of Jackson Heights Subdivision and a 6.62 acre tract as shown upon a plat prepared for Bobby K. and Gerry F. Hydrick by Tony L. Carr, Sr. & Associates, dated December 17, 1993 and recorded in Plat Book 30, at page 149, records in the Office of the RMC for Aiken County, South Carolina. Reference being made to said plat which is made a part and parcel hereof for a more complete and accurate description as to the metes, bour:ids and location of said property.

Parcel Two:

All that certain piece, parcel or lot of land, with any improvements thereon, situate, lying and being approximately 1.25 miles Northeast of Gloverville, in the County of Aiken, State of South Carolina, being shown and designated as Lot 9A of Jackson Heights Subdivision as shown upon a plat prepared for Finley Jackson by Charles M. Jones, RLC of Jones & Murph, Surveyors, dated December 3, 1971 and recorded in Plat Book 5, at page 28, records in the Office of the RMC for Aiken County, South Carolina. Reference being made to said plat which is made a part and parcel hereof for a more complete and accurate description as to the metes, bounds and location of said property.

This being the same property conveyed to Warrenville MHP LLC, from R&S Properties, LLC and Piney Heights, LLC, by Deed{s) dated March 30, 2022 , and being recorded simultaneously herewith.

Exhibit A to

Mortgage, Assignment of Leases and Rents, Security Agreement, and Fixture Filing